Exhibit 99.1

Contact:	Steven O. Cordier Senior Vice President and CFO Penford Corporation 303-649-1900 steve.cordier@penx.com
For Immediate Release
Penford Provides Update on Flood Situation
CENTENNIAL, CO, June 19, 2008 — Penford Corporation (Nasdaq: PENX), announced today that its principal subsidiary, Penford Products Co., is making significant progress in the restoration of its Cedar Rapids, IA plant. The plant was shut down on June 12, 2008 due to record flooding of the Cedar River and government-ordered mandatory evacuation of the plant and surrounding areas. The impact has been widespread and the entire community is collaborating to recover in and around Cedar Rapids.
Penford Products sales and technical service personnel are working intensively to assist customers in meeting their requirements. The plant was entered and surveyed early this week. Outside resources have been engaged and are now working on-site with Penford employees in the evaluation and clean-up phase of the recovery. The Company plans to begin re-occupying sections of its Research and Development and Administrative buildings this week.
It is still too early to estimate total damage costs or when the plant will become fully operational. However, the Company presently anticipates that the facility will not be in position to manufacture significant product volumes prior to the end of this August.
Penford has in place National Flood Insurance Program and other insurance policies with highly rated insurance companies. This coverage includes property damage and business interruption protection. Subject to the terms of the policies and the applicable deductibles, Penford estimates that its aggregate policy limits are approximately $30 to $35 million. The insurers have been notified and loss adjusters have started visiting the plant. Penford is unable to provide assurance at this time as to the amount or timing of the ultimate recoveries under its insurance policies.
The Company’s potato starch manufacturing operations supporting its North American Food Ingredients business were not affected by the Cedar Rapids flood and all continue to produce at planned levels.
“We have an experienced team of exceptional employees who are responding to this event,” said Tom Malkoski, Penford Corporation President and Chief Executive Officer. “Detailed recovery plans are in place and are being energetically implemented. In addition to its insurance policies, the Company believes that it has sufficient available capacity under its existing credit facilities to fund expenditures required to restore the plant to optimal operating conditions. We are committed to a complete recovery of the business and to resume supplying our customers as quickly as possible.”
About Penford Corporation
Penford Corporation develops, manufactures and markets specialty natural-based ingredient systems for a variety of food and industrial applications. Penford has nine locations in the United States, Australia and New Zealand.
The statements contained in this release that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as “anticipates,” “believes,” “may,” “will,” “plans”, or comparable terminology or by discussions of strategies or trends. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results. Actual future results could differ materially from those described in such forward-looking statements, and the Company does not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this release and those described from time to time in other filings made by the Company with the Securities and Exchange Commission which include, but are not limited to, competition; the possibility of interruption of business activities due to equipment problems, accidents, strikes, weather or other factors; product development risk; changes in corn and other raw material prices and availability; expectations regarding the ethanol facility; changes in general economic conditions or developments with respect to specific industries or customers affecting demand for the Company’s products, including unfavorable shifts in product mix; unanticipated costs, expenses or third party claims; the risk that results may be affected by construction delays, cost overruns, technical difficulties, nonperformance by contractors or changes in capital improvement project requirements or specifications; interest rate, chemical and energy cost volatility; foreign currency exchange rate fluctuations; changes in assumptions used for determining employee benefit expense and obligations; other unforeseen developments in the industries in which Penford operates; and other factors described in the “Risk Factors” section in reports filed by the Company with the Securities and Exchange Commission.